UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2016

Jack  Cooper Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-210698	26-4822446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1100 Walnut Street, Suite 2400
Kansas City, Missouri	64106
(Address of principal executive offices)	(Zip Code)

(816) 983-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed previously, on September 19, 2016, Michael Testman resigned from his position as the Chief Financial Officer of Jack Cooper Holdings Corp. (the “Company”) for personal reasons and Kyle Haulotte was appointed as the Company’s Chief Financial Officer.  In consideration of such appointment, on October 24, 2016, the Company and Mr. Haulotte entered into an amendment to his offer of employment dated May 1, 2015 (the “Employment Agreement”), pursuant to which the Company will pay Mr. Haulotte a yearly base salary of $400,000 (subject to periodic adjustments as determined by the Executive Chairperson, the Chief Executive Officer, the Compensation Committee, or the Board of Directors). Mr. Haulotte will have the opportunity to receive an annual, performance-based, discretionary bonus of up to fifty percent (50%) of his then current base salary as determined by the Executive Chairperson, the Chief Executive Officer, the Compensation Committee or the Board of Directors of the Company, in her, his or its sole and absolute discretion. Furthermore, Mr. Haulotte has the opportunity to receive additional discretionary bonuses. Mr. Haulotte will be entitled to participate in the Company’s benefit programs, and will be reimbursed for certain business expenses. If Mr. Haulotte’s employment with the Company is terminated with or without cause (except in the case of “Misconduct” as defined in the Employment Agreement) prior to September 19, 2021, Mr. Haulotte will be entitled to a one year severance equal to the greater of his initial base salary or the then current annual base salary.  Mr. Haulotte’s agreement includes certain restrictive covenants, including non-solicitation and non-competition provisions.

On October 21, 2016, the Company also entered into a separation, restrictive covenants and consulting agreement with Mr. Testman, which is effective as of September 19, 2016 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company will pay Mr. Testman $480,000, less applicable deductions and withholdings, payable in 24 equal monthly installments, beginning with the month of October 2016 and ending with the month of September 2018.

As consideration thereof, Mr. Testman has released the Company (together with its affiliates, the “JC Companies”) from any known or unknown claims, and has agreed not to compete with, and not to solicit from, the JC Companies for a period ending on September 19, 2018.

In addition, Mr. Testman has agreed to provide certain consulting services to the Company and its affiliates, and JCHC has agreed to pay $120,000 for such services, payable in 12 equal monthly payments, beginning with the month of October 2016 and ending with the month of September 2017.

The summary above is qualified in its entirety by reference to the terms of the Employment Agreement and the amendment thereto filed herewith as Exhibit 10.1 and 10.2, and the Separation Agreement filed herewith as Exhibit 10.3.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 24, 2016, the Board of Directors of the Company adopted Amendment No. 1 to the Company’s bylaws (the “Amendment”), effective as of the same date. The Amendment incorporates certain provisions necessary for the Company’s qualification as a “Women’s Owned Business,” as certificated by the Women’s Business Enterprise National Counsel, which certain of our customers rely upon for admission into their supplier diversity programs.

The Amendment amends Article VI, Section 6 of the Bylaws to provide that the Executive Chairperson of the Board, if such officer is elected, shall have certain powers, including but not limited to the power of supervision over and to exercise general charge of the business and affairs of the Company, and shall have final decision-making authority in the conduct of the Company’s business affairs.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment adopted by the Board on October 24, 2016, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated by reference in this Item 5.03 in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amendment No. 1 to Bylaws, adopted on October 24, 2016

10.1	Offer of Employment between Jack Cooper Holdings Corp. and Kyle Haulotte, dated May 1, 2015

10.2	Amendment No. 1 to Offer of Employment between Jack Cooper Holdings Corp. and Kyle Haulotte, dated October 24, 2016

10.3	Separation, Restrictive Covenants and Consulting Agreement between Jack Cooper Holdings Corp. and Michael Testman, dated October 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 27, 2016	Jack Cooper Holdings Corp.

	By:	/s/ Kyle Haulotte
	Name:	Kyle Haulotte
	Title:	Chief Financial Officer